Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-60973 on Form N-1A of our report dated July 13, 2026, relating to the financial statements and financial highlights of Fidelity Disruptors ETF, appearing on Form N-CSR of Fidelity Covington Trust for the year ended May 31, 2026, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
September 21, 2026